Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 1, 2000, except as to Note 17 which is as of February 25, 2000, relating to the financial statements of GlobeSpan, Inc. (GlobeSpan), which appears in GlobeSpan's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference in this Registration Statement of our report dated January 14, 2000, except as to Note 10 which is as of February 25, 2000 relating to the financial statements of Ficon Technology, Inc., which appears in GlobeSpan's Form 8-K dated April 14, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
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October 27, 2000